301 W. Warner Road, Suite 132 Tempe, AZ 85284	T: 480-556-5555 F: 480-556-5500 www.renegy.com

FOR IMMEDIATE RELEASE	NEWS RELEASE

CONTACT:	Megan Meloni Investor Relations (650) 631-2847
RENEGY HOLDINGS ANNOUNCES SALE OF SCR-TECH FOR $9.6 MILLION
     TEMPE, Ariz. (November 8, 2007) – Renegy Holdings, Inc. (Renegy) (NASDAQ: RNGY) announced today that it has completed a sale of its wholly owned subsidiary SCR-Tech, LLC to CoaLogix Inc., a wholly owned subsidiary of Acorn Factor, Inc. (OTC Bulletin Board: ACFN), for $9.6 million. The net cash proceeds derived from the sale of SCR-Tech, which are expected to approximate $9.1 million, will provide increased capital to fund the growth strategy for Renegy and its vision of creating multiple biomass to electricity power projects within a five-year period through acquisitions, construction, installation and operation.
     Under the terms of the Stock Purchase Agreement, Renegy has sold to CoaLogix all of the outstanding stock of the parent company of SCR-Tech and its affiliated company, which owns certain intellectual property relating to SCR-Tech’s proprietary SCR catalyst cleaning and regeneration technologies. Additionally, as part of the Agreement, CoaLogix is assuming all obligations of Catalytica Energy Systems relating to the employment agreements of SCR-Tech management.
     Bob Worsley, chairman and CEO of Renegy, stated, “Completing this sale both strengthens our balance sheet and enables us to pursue a more focused business strategy as we seek to become a leading biomass to electricity independent power producer (IPP) in North America. We have already identified and begun to explore multiple project opportunities for Renegy totaling more than 1 gigawatt (GW) of power output. The sale of SCR-Tech puts us in a stronger financial position to pursue these exciting growth prospects and enables us to redeploy and fully focus our resources on the large and rapidly developing renewable energy market.”
     As a result of the sale of SCR-Tech, current stockholders of Renegy (other than the Robert M. Worsley and Christi M. Worsley Revocable Trust (the “Worsley Trust”)) will receive additional value through an increased percentage of ownership in Renegy common stock. After expenses and working capital adjustments required under the Contribution and Merger Agreement relating to the recent combination of the businesses of Catalytica Energy Systems and the renewable energy divisions of NZ Legacy, LLC (the “Renegy Merger”), the anticipated net effect is an approximate 0.8% reduction in Renegy common stock currently owned by the Worsley Trust. Accordingly, current stockholders of Renegy (other than the Worsley Trust) are expected to own approximately 42.1% of the outstanding common stock of Renegy and the Worsley Trust approximately 57.9% (compared with 41.3% and 58.7% ownership, respectively, at the effective time of the Renegy Merger). The definitive change in ownership ratio and share adjustment is subject to review by the Special Committee of the Board of Directors of Renegy and will be computed once the final transaction costs and any working capital and other transaction adjustments have been determined.
About Renegy
     Renegy, based in Tempe, Arizona, is a green energy company focused on acquiring, developing and operating a growing portfolio of biomass to electricity power facilities. Renegy seeks to rapidly grow its renewable energy assets with the goal of becoming the leading independent power producer
— more —

(IPP) of biomass electricity in North America. Its first project is Snowflake White Mountain Power (SWMP), a 24 megawatt (MW) biomass facility under construction near Snowflake, Arizona. This facility is scheduled to begin supplying electrical power to Arizona’s two leading utility companies in the first half of 2008, and serves as a solid foundation for the Company’s growth. Find Renegy on the Worldwide Web at www.Renegy.com.
     This news release contains forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and is subject to the safe harbors created therein. These statements include, but are not limited to, those regarding our estimate of the net cash proceeds we expect to receive from the sale of SCR-Tech; the effect of a sale of Renegy’s SCR-Tech business on the Company’s initiatives; the Company’s belief that divestiture of its SCR catalyst and management services business assets and redeployment of its capital and resources will better enable the Company to pursue its growth objectives; the Company’s beliefs regarding the effect of the transaction on the Company’s balance sheet and financial position; the Company’s expectation regarding the share ownership effect of the sale of SCR—Tech; the Company’s ability to execute a rapid growth strategy; the Company’s ability to identify project opportunities or to successfully execute on project opportunities that have been identified; future opportunities for its biomass to electricity business; the prospects for achieving its goal of becoming the leading biomass to electricity IPP in North America; and the Company’s ability to capitalize on the large and rapidly developing market opportunities for renewable energy. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, among others, the risks associated with the development, generally, of the Company’s overall strategic objectives; the ability of the Company to build additional value in its business; possible fluctuations in economic conditions affecting the markets for the Company’s products and services; the risk that a market may not develop or be maintained for the Company’s products and services; the existence of unanticipated technical, commercial or other setbacks related to the Company’s product and service offerings, including construction delays and the ability of the Company to secure adequate fuel for future biomass plants; changes in the environmental requirements relating to certain emissions; and the other risks set forth in the Company’s Amended Registration Statement on Form S-4, filed with the Securities and Exchange Commission on August 31, 2007. The Company undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances occurring after the date of this release.
# # # #